EXHIBIT 15

June 12, 1998


Ross Stores, Inc.
Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public
Accountants, of the unaudited condensed consolidated interim financial statements of Ross Stores, Inc. for the threemonth periods ended May 2, 1998 and May 3, 1997, as indicated in our independent accountants' review report dated May 22, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended May 2, 1998, is being used in this Registration Statement of Ross Stores, Inc. on Form S-8 pertaining to the Second Amended and Restated 1992 Stock
Option Plan.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections
7 and 11 of the Act.


Yours truly,

DELOITTE & TOUCHE LLP
San Francisco, California